[LETTERHEAD OF AVEROX]

                                                               Dated: 19/09/2007

Dear Mr. Graham Hill

We are pleased to inform you that based on continuous employment with Averox from July 1, 2007 to June 30th, 2009 Averox shall grant you 13793 stocks on July 1st, 2009. you will be able to vest your stocks on July 1st, 2010. at the time of vesting, all relevant regulations of USA as well as Pakistan's governing authorities will be applicable. However before the mentioned will get void.

Averox expects a long term and sincere association from you and wishes you all the best for your career at Averox.

Regards


/s/ Imaran Haider

Imaran Haider
Manager HR